UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE

REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission file number 000-51522

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Vincera, Inc.

(Exact name of small business issuer as specified in its charter)

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Delaware	74-2912383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1601 North Sepulveda Blvd. #640 Manhattan Beach, CA 90266 (Address of principal executive offices) www.vincera.com

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847-810-0108

 (Issuer’s telephone number)
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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☒	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:   275

Pursuant to the requirements of the Securities Exchange Act of 1934 Vincera has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 31, 2008

By:  /s/ David R. Malmstedt